Exhibit 99.1

Zynex Reports Second Quarter 2025 Financial Results

ENGLEWOOD, Colo., July 31, 2025 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported its financial and operational results for the second quarter ended June 30, 2025.

Management Commentary

“In the second quarter of 2025, we completed two transformational events. First, we appointed Steven Dyson as our new CEO. Steven brings over 25 years of experience in the medical technology sector, primarily through his leadership at Apax, a global private equity firm. Steven brings deep expertise and a proven track record in the medical sector. His leadership will be instrumental as we refocus our business strategy toward a more optimized payer mix and work to return Zynex to a strong growth trajectory,” said Thomas Sandgaard, Founder and CEO of Zynex. “Second, we submitted our NiCO laser pulse oximeter to the FDA. This submission marks a historic milestone in the evolution of pulse oximetry and a major breakthrough in our mission to improve the quality of care and patient outcomes through our patient monitoring products.”

“During the quarter we continued our efforts to refocus our sales force and operations to reflect the current landscape of insurance coverage and have made significant strides towards our goal of returning to positive cash-flow. We have implemented several efficiency improvements to internal operations, reallocating staff to more profitable business lines, reducing our cost of goods sold, and updating our organizational structure while driving the sales force to become more efficient and productive. These improvements will result in annualized savings of approximately $40 million, most of which will take full effect in the third and fourth quarters of this year.”

“We strongly believe in our commitment to help patients with the best products for pain relief without the side effects that are associated with opioids. We are confident that our efforts to reduce costs and redirecting our sales force will be pivotal to improved cash flow and create a foundation for continuing to grow into the huge demand for our products.”

Second Quarter 2025 Financial Results

Net revenue was $22.3 million for the three months ended June 30, 2025, compared to $49.9 million in the prior year quarter. Net revenue was negatively affected by the Tricare payment suspension, continued changes to our shipment and billing procedures to improve patient experience, and the impact of restructuring and reductions in our sales force required for cost savings.

Gross profit in the quarter ended June 30, 2025, was $15.2 million, or 68% of revenue, as compared to $39.9 million or 80% of revenue, in the second quarter of 2024. Gross profit was lower due to lower revenue and continuing to support new and existing Tricare patients which yields cost of goods sold with no related revenue.

Sales and marketing expense for the three months ended June 30, 2025, decreased 45% to $12.8 million from $23.2 million for the same period in 2024, primarily due to decreased headcount in the sales force.

General and administrative expenses for the three months ended June 30, 2025, were $12.7 million, versus $14.5 million in the prior year period.

Net loss for the three months ended June 30, 2025, totaled ($20.0) million, or ($0.66) per basic and diluted share, including a non-cash adjustment of $10.3 million or ($0.34) per share related to placing an allowance on our deferred tax assets. For the quarter ended June 30, 2024, net income was $1.2 million, or $0.04 per basic and diluted share.

Adjusted EBITDA loss for the three months ended June 30, 2025, was ($8.9) million, as compared to Adjusted EBITDA of $3.5 million in the quarter ended June 30, 2024.

Cash collections were $26.1 million during the quarter and $56.8 million year-to-date. Cash flow from operations for the three and six months ended June 30, 2025, was ($6.2) million and ($16.7) million, respectively. The sequential quarterly reduction in the deficit of cash from operations was due to the impact of expense reductions. As of June 30, 2025, the Company had cash and cash equivalents of $17.5 million.

Third Quarter 2025 Guidance

With the retirement of our current Chief Executive Officer and the announced departure of our Chief Financial Officer, the Company is temporarily suspending revenue and profitability guidance. Steven Dyson, the incoming Chief Executive Officer, will lead a review of the Company’s forecasting procedures and will provide an update to investors on the potential resumption of guidance in the coming quarters.

Conference Call and Webcast Details

Date: Thursday, July 31, 2025

Time: 4:15 PM Eastern Time (2:15 PM Mountain Time)

U.S. & Canada dial-in number: 800-836-8184

International number: 646-357-8785

Webcast: Q2-2025 Webcast Link

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring, receivables adjustment and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; the outcome of the Tricare payment suspension; our dependence on first party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, market conditions; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Dan Moorhead, CFO

ir@zynex.com

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$17,543	$39,631
Accounts receivable, net	10,345	18,022
Inventory, net	12,211	13,919
Prepaid expenses and other	5,501	3,607
Total current assets	45,600	75,179

Property and equipment, net	2,862	3,084
Operating lease asset	8,873	9,820
Finance lease asset	994	1,141
Deposits	408	408
Intangible assets, net of accumulated amortization	6,797	7,247
Goodwill	20,401	20,401
Deferred income taxes	—	4,799
Total assets	$85,935	$122,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	7,349	7,091
Operating lease liability	4,217	4,030
Finance lease liability	290	287
Current portion of convertible senior notes, less issuance costs	59,074	—
Accrued payroll and related taxes	2,929	5,456
Total current liabilities	73,859	16,864

Convertible senior notes, less issuance costs	—	58,567
Operating lease liability	8,171	10,151
Finance lease liability	708	789
Deferred tax liabilities, net	1,936	—
Total liabilities	84,674	86,371

Stockholders' equity
Common stock	30	32
Additional paid-in capital	94,009	93,088
Treasury stock, at cost	(92,123)	(87,186)
Retained earnings	(655)	29,774
Total stockholders’ equity	1,261	35,708
Total liabilities and stockholders’ equity	$85,935	$122,079

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
NET REVENUE
Devices	$11,034	$15,920	$22,932	$29,945
Supplies	11,256	33,963	25,936	66,469
Total net revenue	22,290	49,883	48,868	96,414

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	7,055	9,971	15,424	19,269
Sales and marketing	12,811	23,226	29,751	46,606
General and administrative	12,707	14,460	27,073	27,788
Total costs of revenue and operating expenses	32,573	47,657	72,248	93,663

Income (loss) from operations	(10,283)	2,226	(23,380)	2,751

Other income (expense)
Gain on disposal of assets	—	19	—	19
Interest expense, net	(834)	(630)	(1,537)	(1,142)
Other income (expense), net	(834)	(611)	(1,537)	(1,123)

Income (loss) from operations before income taxes	(11,117)	1,615	(24,917)	1,628
Income tax expense	8,916	398	5,512	401
Net income (loss)	$(20,033)	$1,217	$(30,429)	$1,227

Net income (loss) per share:
Basic	$(0.66)	$0.04	$(0.98)	$0.04
Diluted	$(0.66)	$0.04	$(0.98)	$0.04

Weighted average basic shares outstanding	30,258	31,762	30,927	32,053
Weighted average diluted shares outstanding	30,258	32,204	30,927	32,516

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(30,429)	$1,227
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,166	1,329
Amortization	963	928
Stock-based compensation	1,136	1,575
Non-cash lease expense	(586)	(467)
Provision (benefit) for deferred income taxes	6,735	(195)
Gain on disposal of assets	—	(19)
Change in operating assets and liabilities:
Accounts receivable	7,677	3,244
Prepaid and other assets	(1,493)	(805)
Accounts payable and other accrued expenses	(2,989)	(288)
Inventory	1,118	(3,327)
Deposits	(1)	—
Net cash provided by (used in) operating activities	(16,703)	3,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(197)	(290)
Net cash (used in) investing activities	(197)	(290)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(79)	(148)
Cash dividends paid	—	(3)
Purchase of treasury stock	(4,939)	(15,625)
Excise tax payments on net treasury stock purchases	—	(473)
Proceeds from the issuance of common stock on stock-based awards	7	13
Taxes withheld and paid on equity awards	(177)	(359)
Net cash (used in) financing activities	(5,188)	(16,595)

Net decrease in cash	(22,088)	(13,683)
Cash and cash equivalents at beginning of period	39,631	44,579
Cash and cash equivalents at end of period	$17,543	$30,896

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted EBITDA:
Net income	$(20,033)	$1,217	$(30,429)	$1,227
Depreciation and Amortization*	498	465	1,007	891
Stock-based compensation expense	559	841	1,136	1,575
Interest expense and other, net	834	611	1,537	1,123
Restructuring charges**	327	—	554	—
Income tax (benefit) expense	8,916	398	5,512	401
Adjusted EBITDA	$(8,899)	$3,532	$(20,683)	$5,217
% of Net Revenue	(40)%	7%	(42)%	3%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former corporate employees which were fully expensed in Q1 and Q2-2025.